Exhibit 5.1

November 22, 2019

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, Pennsylvania 15222-5479

Ladies and Gentlemen:

We have acted as transaction counsel to Allegheny Technologies Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $350,000,000 aggregate principal amount of its 5.875% Senior Notes due 2027 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated November 22, 2019, among the Company and BofA Securities, Inc. and Citigroup Global Markets Inc., as representatives of the underwriters named therein (collectively, the “Underwriters”). The Notes are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	The Underwriting Agreement;

2.

The Indenture, dated as of June 1, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”); and

3.	The Sixth Supplemental Indenture, dated as of November 22, 2019 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-224542) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2018, relating to an unspecified aggregate initial offering price or number of securities of the Company; (ii) the Prospectus, dated April 30, 2018, as supplemented by the accompanying Preliminary Prospectus

K&L GATES LLP

K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613

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Allegheny Technologies Incorporated

November 22, 2019

Supplement, dated November 19, 2019, relating to the offering of the Notes by the Company, as filed by the Company with the Commission on November 19, 2019 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Final Term Sheet relating to the Notes, as filed with the Commission on November 19, 2019 pursuant to Rule 433 under the Securities Act; (iv) the Prospectus, dated April 30, 2018, as supplemented by the accompanying Prospectus Supplement, dated November 19, 2019, reflecting the final terms of the Notes and the terms of the offering thereof, as filed with the Commission on November 21, 2019 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws; and (vii) resolutions adopted by the Board of Directors of the Company on May 20, 2009, February 20, 2018 and November 12, 2019 relating to the issuance and sale of the Notes by the Company. We also have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; and (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to (i) the laws of the State of New York, other than its law relating to choice of law; (ii) applicable federal securities laws of the United States; and (iii) the General Corporation Law of the State of Delaware (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company and be entitled to the benefits set forth in the Indenture (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

Allegheny Technologies Incorporated

November 22, 2019

We express no opinion as to any provision in the Notes: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by laws other than the laws of the State of New York, the applicable federal securities laws of the United States or the DGCL; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to select a particular forum; (ix) that purports to waive or modify a party’s equitable rights or obligation of good faith, fair dealing, diligence, reasonableness or due notice; and (x) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is being given as of the date hereof and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the headings “Validity of the Notes” and “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP